NEWS RELEASE 950 Echo Lane, Suite 100 Houston, TX 77024

AT GROUP 1:	President and CEO	Earl J. Hesterberg	(713) 647-5700

	SVP, CFO and Treasurer	Robert T. Ray	(713) 647-5700

	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700

AT Fleishman-Hillard:	Investors/Media	Russell A. Johnson	(713) 513-9515

FOR IMMEDIATE RELEASE
FRIDAY, OCT. 14, 2005

GROUP 1 AUTOMOTIVE ANNOUNCES PRELIMINARY THIRD-QUARTER RESULTS, REVISES FULL-YEAR OUTLOOK AND
SCHEDULES EARNINGS RELEASE

HOUSTON, Oct. 14, 2005 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 specialty retailer, announced today that it expects to report earnings per diluted share of $0.83 to $0.86 for the third quarter ended Sept. 30, 2005.

These results include net losses of approximately $0.16 per diluted share related to Hurricanes Katrina and Rita, which damaged the company’s dealerships in the New Orleans and Beaumont, Texas, areas. These losses include insurance deductibles, costs incurred to clean up, make certain repairs and resume operations, operating losses, and impairment charges associated with certain dealership assets that were damaged as a result of the hurricanes.

Four of the company’s six New Orleans-area dealerships have resumed operations, while two dealerships remain closed. In addition, as a result of the damage suffered at one of these closed stores, Group 1 has terminated its facility lease and is exploring alternatives for returning the dealership to full operation.

Group 1’s two Beaumont dealerships have resumed operations after a temporary closure due to Hurricane Rita. The Beaumont dealerships sustained only minor-to-moderate damage and no flooding.

“The third quarter presented the company with some unique challenges,” said Earl J. Hesterberg, Group 1’s president and chief executive officer. “I am very pleased with our prompt and organized response at our hurricane-impacted dealerships, which has enabled most of our employees to return to work. We expect the activity at our four New Orleans-area and two Beaumont dealerships currently operating to return to normal, pre-hurricane levels once residents return to the affected areas.”

2005 Full-Year Outlook
Group 1 revised its 2005 full-year earnings-per-share guidance to $2.75 to $2.80 from the previous range of $2.95 to $3.02 provided by the company in August. The revised guidance includes the hurricane-related losses incurred in the third quarter, as well as the company’s expectation that the extraordinary pace of vehicle sales in recent months will not be maintained throughout the fourth quarter, especially at its domestic dealerships. It excludes the impacts of future acquisitions and any cumulative effect of a change in accounting principle. Guidance is based on 24.1 million weighted average diluted shares outstanding.

Third-Quarter Earnings Release and Conference Call
Group 1 announced that it will release financial results for the third quarter ended Sept. 30, 2005, on Tuesday, Nov. 1, at 7 a.m. EST. Earl J. Hesterberg, Group 1’s president and chief executive officer, and the company’s senior management team will host a conference call to discuss the results and company strategy later that morning at 10 a.m. EST. Until then, the company’s third-quarter results are subject to the completion of its customary quarter-end closing and review procedures.

The conference call will be simulcast live on the Internet at www.group1auto.com through the Investor Relations section. A replay will be available for 30 days.

A telephonic replay will be available following the call through Nov. 8, by dialing: 800-405-2236 (domestic) or 303-590-3000 (international), with passcode: 11041320#.

About Group 1 Automotive, Inc.
Group 1 owns 95 automotive dealerships comprised of 143 franchises, 33 brands and 31 collision service centers located in California, Colorado, Florida, Georgia, Louisiana, Massachusetts, New Hampshire, New Jersey, New Mexico, New York, Oklahoma and Texas. Through its dealerships and Internet sites, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements include statements regarding our plans, goals, beliefs or current expectations, including those plans, goals, beliefs and expectations of our officers and directors with respect to, among other things:

•	the amount of any impairment charges related to our assets

•	our ability to improve our margins

•	earnings per share for the third quarter and year ending 2005

•	business trends in the retail automotive industry, including the level of manufacturer incentives, new and used vehicle retail sales volume, customer demand and changes in industrywide inventory levels

Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties. Actual results may differ materially from anticipated results in the forward-looking statements for a number of reasons, including:

•	the future economic environment, including consumer confidence, interest rates, the level of manufacturer incentives and the availability of consumer credit may affect the demand for new and used vehicles, replacement parts, maintenance and repair services and finance and insurance products

•	adverse international developments such as war, terrorism, political conflicts or other hostilities may adversely affect the demand for our products and services

•	the future regulatory environment, adverse legislation, or unexpected litigation may impose additional costs on us or otherwise adversely affect us

•	our principal automobile manufacturers, especially Toyota/Lexus, Ford, DaimlerChrysler, General Motors, Honda and Nissan/Infiniti, may not continue to produce or make available to us vehicles that are in high demand by our customers

•	requirements imposed on us by our manufacturers may affect our ability to complete acquisitions and increase the level of capital expenditures related to our dealership facilities

•	our dealership operations may not perform at expected levels or achieve expected improvements

•	we may not achieve expected future cost savings and our future costs could be higher than we expected

•	available capital resources and various debt agreements may limit our ability to complete acquisitions, complete construction of new or expanded facilities or repurchase shares

•	our cost of financing could increase significantly

•	new accounting standards could materially impact our reported earnings per share

•	we may not complete additional acquisitions or the pace of acquisitions may change

•	we may not be able to adjust our cost structure to any reduction in the demand for our products and services

•	we may lose key personnel

•	competition in our industry may impact our operations or our ability to complete acquisitions

•	we may not achieve expected sales volumes from the franchises granted to us

•	insurance costs could increase significantly, and all of our losses may not be covered by insurance

•	we may not obtain inventory of new and used vehicles and parts, including imported inventory, at the cost or in the volume we expect

These factors, as well as additional factors that could affect our operating results and performance, are described in our Form 10-K, under the headings “Business-Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We urge you to carefully consider this information.

We undertake no duty to update the forward-looking statements.

All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement.